Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:
Charles N. Funk	Gary J. Ortale	Steven Carr
President & CEO	EVP & CFO	Dresner Corporate Services
319.356.5800	319.356.5800	312.726.3600

MIDWESTONE FINANCIAL GROUP, INC.
REPORTS SECOND QUARTER 2015 FINANCIAL RESULTS
Iowa City, Iowa, July 23, 2015 - MidWestOne Financial Group, Inc. (NASDAQ - MOFG) today reported its results for the three and six months ended June 30, 2015, including two months of results after its merger with Central Bancshares, Inc. (“Central”), a $1.2 billion company, which closed on May 1, 2015. Net income for the second quarter of 2015 totaled $4.5 million, compared with $4.8 million for the same period last year. Basic and diluted earnings per share were $0.43 and $0.42, respectively, for the second quarter of 2015, compared with $0.56 for both basic and diluted earnings per share for the second quarter of 2014. After excluding the effects of $2.7 million ($2.3 million after tax) of expenses related to the merger with Central, adjusted diluted earnings per share for the second quarter of 2015 were $0.66.
Earnings comparisons between the second quarter of 2015 and the same period in 2014 were driven primarily by:

•	a 64.0% increase in net interest income, due primarily to a 55.7% increase in interest income; and

•	a 43.1% increase in noninterest income, driven by increases in mortgage origination and loan servicing fees and gains on the sale of available for sale securities; offset by

•
an 86.5% increase in noninterest expense, primarily due to a 64.9% increase in salaries and employee benefits which resulted mainly from the additional compensation expense associated with the Central acquisition; and

•	a 50.9% increase in income tax expense, due to an increase in the proportion of taxable income due to the merger.
“The integration of MidWestOne and Central is going very well,” stated President and Chief Executive Officer, Charles N. Funk. “As will be the case for the next few quarters, there are many one-time items in our income statement for the second quarter of 2015. We continue to believe our combined company will have strong earnings power once we’ve fully integrated the two organizations.”
Net income for the six months ended June 30, 2015 was $9.3 million, a decrease of $0.4 million, or 4.7%, compared to $9.7 million of net income for the same period in 2014, with diluted earnings per share of $0.99 and $1.14 for the comparative six month periods, respectively. The decrease in net income was due primarily to increased noninterest expense and income tax expense, partially offset by higher net interest income and increased noninterest income. After excluding the effects of $3.2 million ($2.7 million after tax) of expenses related to the merger with Central, adjusted diluted earnings per share for the six months ended June 30, 2015 were $1.28.
Results of Operations
Net interest income of $22.7 million for the second quarter of 2015 increased $8.8 million, or 64.0%, from $13.9 million for the second quarter of 2014, primarily due to the merger. An increase in average loan balances, and the effect of the merger-related discount accretion of $1.4 million, resulted in loan interest income increasing by $9.7 million, or 80.6%, to $21.7 million for the second quarter of 2015 compared to the second quarter of 2014. Income from investment securities decreased to $3.3 million for the second quarter of 2015 compared to $3.6 million for the second quarter of 2014, reflective of a decrease of $14.8 million in the average balance of investment securities between the two comparable periods. Income from loan pool participations was $0.2 million for the second quarter of 2015, a decrease of $0.4 million compared to the same period a year ago, on a significantly lower level of investment in 2015. The Company sold its remaining loan pool participations in June 2015, and has completely exited this line of business. The Company entered into the loan pool participation business (participation interests in performing, sub-performing and nonperforming loans that have been purchased from various non-affiliated banking organizations) upon consummation of its merger with the Former MidWestOne in March 2008, and had a balance of $21.5 million at December 31, 2014. Interest expense increased $0.2 million, or 6.1%, to $2.5 million for the second quarter of 2015, compared to $2.3 million for the same period in 2014, primarily due to the additional cost of merger-related assumptions of debt, partially offset by the lower expense on Federal Home Loan Bank (“FHLB”) borrowings which resulted from the decrease of $15.0 million in outstanding FHLB advances between December 31, 2014 and June 30, 2015, and the merger-related amortization of the purchase accounting premium on certificates of deposit in the amount of $0.6 million.
“The sale of our loan pool participations ends a 27-year chapter in our company’s history,” continued Mr. Funk. “As recently as six years ago the pools were in excess of $100 million. This exit allows us to focus on what we do best - community banking.”
Net interest income for the six months ended June 30, 2015 was $37.0 million, up $9.6 million, or 35.0%, from $27.4 million for the six months ended June 30, 2014, primarily due to the merger. Loan interest income increased $10.3 million, or 43.1%, to $34.3 million for the first six months of 2015 compared to the first six months of 2014, primarily due to the merger-related increase in average balances of $393.5 million, or 36.3% between the two periods, while interest income on investment securities decreased $0.7 million, or 10.1%, to $6.6 million for the first six months of 2015 compared to the first six months of 2014. Interest expense was $4.7 million for the six months ended June 30, 2015, the same as for the first six months of 2014, despite changes in the relative mix of deposits and borrowed funds due to the merger.
The net interest margin for the second quarter of 2015, calculated on a fully tax-equivalent basis, was 4.05%, or 44 basis points higher than the 3.61% net interest margin for the second quarter of 2014. A higher yield received on interest-earning assets combined with lower rates paid on interest-bearing deposits, both positively impacted by purchase accounting adjustments as noted above, resulted in the improved margin. The Company posted a net interest margin of 3.92% for the first six months of 2015, up 33 basis points from 3.59% for the same period in 2014.
The provision for loan losses for the second quarter of 2015 was $0.9 million, an increase from $0.3 million in the second quarter of 2014. The increased provision primarily reflects the increase in outstanding loan balances due to loan growth. The provision for loan losses for the first six months of 2015 was $1.5 million, up $0.7 million from $0.7 million for the same period in 2014.
Noninterest income for the second quarter of 2015 increased to $5.1 million, up $1.5 million, or 43.1%, from $3.6 million in the second quarter of 2014, due primarily to the merger. The increase, while broadly based, was primarily in mortgage origination and loan servicing fees, which rose $0.5 million, or 161.9%, from $0.3 million for the second quarter of 2014 to $0.8 million for the second quarter of 2015. Noninterest income in the second quarter of 2015 was also driven by increased gains on sale of investment securities of $0.3 million compared to the second quarter of 2014. Other service charges, commissions and fees increased by $0.2 million, or 42.2%, from $0.6 million in the second quarter of 2014 compared to $0.8 million for the second quarter of 2015, despite the inclusion of $0.4 million of net loss realized on the sale of the loan pool participations.
For the six months ended June 30, 2015, noninterest income rose to $9.1 million, an increase of $1.3 million, or 17.0%, from $7.8 million during the same period of 2014. While all but one of the major noninterest income categories improved, primarily due to the merger, the greatest increase for the six months ended June 30, 2015, was in service charges and fees on deposit accounts, with an increase of $0.3 million to $1.8 million, compared with $1.5 million for the same period of 2014. Mortgage origination and loan servicing fees in the six months ended June 30, 2015 increased $0.3 million, or 41.9%, from $0.8 million for the same period in 2014. Another significant contributor to the overall increase in noninterest income was improvement in trust, investment, and insurance fees, which increased to $3.2 million for the six months ended June 30, 2015, an improvement of $0.3 million, or 9.0%, from $2.9 million for the same period in 2014.
Second quarter of 2015 noninterest expense was $19.8 million, up $9.2 million, or 86.5%, from the second quarter of 2014. The increase was mainly due to expenses relating to the Central merger, and the increased size of the Company following the merger. Salaries and employee benefits increased $3.9 million, or 64.9%, between the second quarter of 2014 and the second quarter of 2015 mainly as a result of two months of post-merger expenses. Merger-related expenses were $2.7 million ($2.3 million after tax), the majority of which were professional fees expense, which increased $1.5 million, or 186.1%, for the second quarter of 2015, compared with the second quarter of 2014. Other operating expense for the second quarter of 2015 increased $1.6 million, or 114.4%, compared with the second quarter of 2014, primarily due to merger-related expenses.
Noninterest expense increased to $31.0 million for the six months ended June 30, 2015 compared with $21.0 million for the six months ended June 30, 2014, an increase of $10.0 million, or 47.5%. As with the quarterly expenses, the increase was mainly due to the inclusion of expenses related to the closing of the merger and two months of post-merger expenses. Salaries and employee benefits increased $4.7 million, or 38.3%, from the six months ended June 30, 2014 to the six months ended June 30, 2015. Merger-related expenses paid were $3.2 million ($2.7 million after tax). These expenses are reflected mainly in an increase in professional fees expense of $1.6 million during the six months ended June 30, 2015, compared to the six months ended June 30, 2014, and an increase of $1.7 million, or 61.8%, in other operating expense for the first six months of 2015 compared to the same period a year ago.
Income tax expense was $2.6 million for the second quarter of 2015 compared to $1.7 million for the same period in 2014, and was $4.3 million for the six months ended June 30, 2015 compared to $3.6 million for the same period in 2014. This expense variation was primarily due to a change in the level of taxable income between the comparable periods because of the merger.
Balance Sheet and Asset Quality
Due to the merger, total assets increased to $2.92 billion at June 30, 2015 from $1.80 billion at December 31, 2014. The main areas of asset increases were loans, cash and cash equivalents, premises and equipment, and goodwill and other intangibles. The amounts recognized in the financial statements for the merger have been determined only provisionally, with the Company having up to one year to finalize them. These increases were partially offset by a decrease in loan pool participations due to the sale of the entire portfolio. Total deposits at June 30, 2015, were $2.40 billion, an increase of $995.8 million from December 31, 2014, due primarily to the merger. The deposit increase was concentrated in interest-bearing checking deposits, which increased $375.9 million, or 60.8%, to $994.4 million at June 30, 2015, from $618.5 million at December 31, 2014, and non-interest-bearing demand deposits, which increased $313.5 million, or 146.2% between these two dates. Junior subordinated notes issued to capital trusts increased by $8.1 million, or 52.1%, between December 31, 2014 and June 30, 2015, due to the assumption of notes in the merger with Central. The Company initiated new long-term borrowings from an unaffiliated bank of $25.0 million during the second quarter of 2015 in connection with the closing of the merger. These increases were somewhat offset by a decrease in FHLB borrowings of $15.0 million, or 16.1%, to $78.0 million, between December 31, 2014 and June 30, 2015.
“Despite our increases in deposits due to the merger, organic deposit generation has become more difficult over the past six months, and it is something on which we must focus our efforts going forward,” stated Mr. Funk.
Total loans (excluding loan pool participations and loans held for sale) increased $975.8 million, or 86.2%, from December 31, 2014, to $2.11 billion at June 30, 2015 as a result of the merger. While all but one loan category saw increased balances, the increases were primarily concentrated in commercial real estate-other, one-to-four-family first liens, and commercial and industrial loans. As of June 30, 2015, the largest category of bank loans was commercial real estate loans, comprising approximately 43% of the portfolio, which included 4% of total loans being farmland, 5% being construction and development, and 5% being multifamily residential mortgages. Residential real estate loans was the next largest category at 23% of total loans, followed by commercial and industrial loans at 21%, agricultural loans at 5%, and consumer loans at 2%. The Company also held $122.6 million, or 5.8% of the total loan portfolio, in purchased credit impaired and covered loans as a result of the merger.
“Loan demand was level in our Iowa markets in the second quarter, but business conditions and demand for loans remain robust in the Twin Cities area, and loan growth was strong at Central Bank in the second quarter,” said Mr. Funk.
Nonperforming bank loans decreased from $13.0 million, or 1.15% of total bank loans, at December 31, 2014, to $12.5 million, or 0.59% of total bank loans, at June 30, 2015. At June 30, 2015, nonperforming loans consisted of $3.7 million in nonaccrual loans, $7.5 million in troubled debt restructures (“TDRs”) and $1.3 million in loans past due 90 days or more and still accruing. This compares to nonaccrual loans of $3.3 million, TDRs of $8.9 million, and loans past due 90 days or more and still accruing of $0.8 million at December 31, 2014. The decrease in overall nonperforming loans was primarily due to payments collected from TDR-status borrowers, as well as the movement of two borrowers out of TDR status. Loans 90 days past due and still accruing interest increased $0.4 million, between December 31, 2014 and June 30, 2015, while nonaccrual loans also increased by $0.4 million between these dates. Bank loans past due 30 to 89 days and still accruing interest (not included in the nonperforming loan totals) were $7.8 million at June 30, 2015, compared with $3.9 million at December 31, 2014, primarily due to the merger. At June 30, 2015, other real estate owned (not included in nonperforming loans) was $8.9 million, up from $1.9 million of other real estate owned at December 31, 2014, again, as a result of the merger. During the first six months of 2015, the Company added 69 properties to other real estate owned, all as a result of the merger, and had 15 real estate property sales. As of June 30, 2015, the allowance for bank loan losses was $17.2 million, or 0.81% of total loans, compared with $16.4 million, or 1.44% of total bank loans at December 31, 2014. The decrease in the ratio of the allowance for loan losses to total loans was due to the purchased loans acquired in the merger being recorded at estimated fair value on their purchase date without a carryover of the related allowance for loan losses. The allowance for loan losses represented 137.19% of nonperforming loans at June 30, 2015, compared with 125.67% of nonperforming bank loans at December 31, 2014. The Company had net loan charge-offs of $0.7 million in the six months ended June 30, 2015, or an annualized 0.10% of average loans outstanding, compared to net charge-offs of $0.5 million, or an annualized 0.09% of average bank loans outstanding, for the same period of 2014.

Investment securities totaled $528.6 million at June 30, 2015, or 18.1% of total assets, an increase of $2.2 million, or 0.4%, from $526.5 million, or 29.2% of total assets, as of December 31, 2014. A total of $429.9 million of the investment securities were classified as available for sale at June 30, 2015, compared to $474.9 million at December 31, 2014. As of June 30, 2015, the portfolio consisted mainly of obligations of states and political subdivisions (44.0%), mortgage-backed securities and collateralized mortgage obligations (39.2%), and obligations of U.S. government agencies (5.4%). Investment securities held to maturity were $98.7 million at June 30, 2015, compared to $51.5 million at December 31, 2014. The increase of $47.2 million, or 91.7%, in held to maturity investments was due to the merger.
Capital Adequacy
Total shareholders’ equity was $278.0 million as of June 30, 2015, compared to $192.7 million as of December 31, 2014, an increase of $85.2 million, or 44.2%. This increase was primarily attributable to consideration issued in the merger and stock issued in a private placement, along with net income of $9.3 million for the first six months of 2015, and a $0.6 million decrease in treasury stock due to the issuance of 28,392 shares of Company common stock in connection with stock compensation plans. These increases were partially offset by a $2.0 million decrease in accumulated other comprehensive income due to market value adjustments on investment securities available for sale, and the payment of $2.9 million in common stock dividends. No shares of Company common stock were repurchased in the second quarter of 2015. The total shareholders’ equity to total assets ratio was 9.51% at June 30, 2015, down from 10.71% at December 31, 2014. The tangible equity to tangible assets ratio was 7.23% at June 30, 2015, compared with 10.29% at December 31, 2014. Tangible book value per share was $18.06 at June 30, 2015, a decrease from $22.08 per share at December 31, 2014, due to the addition of $74.7 million of intangibles related to the Central merger.
“Our longer term strategic goal has always been to have tangible equity in the 8% to 8.5% range, and we believe we can achieve this level through normal earnings accretion going forward,” concluded Mr. Funk.
On June 22, 2015, the Company entered into a Securities Purchase Agreement with certain institutional accredited investors, pursuant to which, on June 23, 2015, the Company sold an aggregate of 300,000 newly issued shares of the Company’s common stock, $1.00 par value per share, at a purchase price of $28.00 per share. Each of the purchasers was an existing shareholder of the Company.
Quarterly Cash Dividend Declared
On July 16, 2015, the Company’s board of directors declared a second quarter cash dividend of $0.15 per common share, which is the same as the dividend paid the last two quarters. The dividend is payable September 15, 2015 to shareholders of record at the close of business on September 1, 2015. At this quarterly rate, the indicated annual cash dividend is equal to $0.60 per common share.
Conference Call Details
MidWestOne will host a conference call for investors at 11:00 a.m., CDT, on Friday, July 24, 2015. To participate, dial 866-233-3483 at least fifteen minutes before the call start time. If you are unable to participate on the call, a replay will be available until August 4, 2015 on the Company’s web site: www.midwestone.com, using the replay access code of 10057429. A transcript of the call will also be available on the web site within three business days of the event.
About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company has two bank subsidiaries, MidWestOne Bank, headquartered in Iowa City, Iowa, and Central Bank, headquartered in Golden Valley, Minnesota. The Company also has an insurance subsidiary, MidWestOne Insurance Services, Inc., which provides personal and business insurance services in Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Select Market under the symbol “MOFG.”

Cautionary Note Regarding Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995. We and our representatives may, from time to time, make written or oral statements that are “forward-looking” and provide information other than historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “should,” “could,” “would,” “plans,” “intend,” “project,” “estimate,” “forecast,” “may” or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, we undertake no obligation to update any statement in light of new information or future events, except as required under federal securities law.
Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have an impact on our ability to achieve operating results, growth plan goals and future prospects include, but are not limited to, the following: (1) credit quality deterioration or pronounced and sustained reduction in real estate market values could cause an increase in the allowance for credit losses and a reduction in net earnings; (2) the risks of mergers, including with Central Bancshares, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; (3) our management’s ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income; (4) changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing; (5) fluctuations in the value of our investment securities; (6) governmental monetary and fiscal policies; (7) legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators (particularly with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations promulgated and to be promulgated thereunder, as well as the Basel III Rules, which became effective January 1, 2015), and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and other coverages; (8) the ability to attract and retain key executives and employees experienced in banking and financial services; (9) the sufficiency of the allowance for loan losses to absorb the amount of actual losses inherent in our existing loan portfolio; (10) our ability to adapt successfully to technological changes to compete effectively in the marketplace; (11) credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio; (12) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere or providing similar services; (13) the failure of assumptions underlying the establishment of allowances for loan losses and estimation of values of collateral and various financial assets and liabilities; (14) volatility of rate-sensitive deposits; (15) operational risks, including data processing system failures or fraud; (16) asset/liability matching risks and liquidity risks; (17) the costs, effects and outcomes of existing or future litigation; (18) changes in general economic or industry conditions, nationally or in the communities in which we conduct business; (19) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; and (20) other risk factors detailed from time to time in Securities and Exchange Commission filings made by the Company.

Non-GAAP Presentations:
Certain non-GAAP ratios and amounts are provided to evaluate and measure the Company’s operating performance and financial condition, including tangible book value per share, the tangible equity to tangible assets ratio, return on average tangible equity, net interest margin, the efficiency ratio, and earnings per share excluding merger-related expenses. Management believes this data provides investors with pertinent information regarding the Company’s profitability, financial condition and capital adequacy and how management evaluates such metrics internally.  The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

	As of	As of	As of	As of
	June 30,	March 31,	December 31,	June 30,
(dollars in thousands, except per share data)	2015	2015	2014	2014
Tangible Equity
Total shareholders’ equity	$277,966	$197,392	$192,731	$186,516
Less: Intangible assets, net of amortization and associated deferred tax liability	(71,969)	(8,151)	(8,259)	(8,532)
Tangible equity	$205,997	$189,241	$184,472	$177,984
Tangible Assets
Total assets	$2,922,450	$1,777,977	$1,800,302	$1,729,907
Less: Intangible assets, net of amortization and associated deferred tax liability	(71,969)	(8,151)	(8,259)	(8,532)
Tangible assets	$2,850,481	$1,769,826	$1,792,043	$1,721,375
Common shares outstanding	11,405,931	8,370,309	8,355,666	8,396,191
Tangible Book Value Per Share	$18.06	$22.61	$22.08	$21.20
Tangible Equity/Tangible Assets	7.23%	10.69%	10.29%	10.34%

	For the Three Months Ended June 30,	For the Six Months Ended June 30,	For the Year Ended December 31,	For the Three Months Ended June 30,	For the Six Months Ended June 30,
(dollars in thousands, except per share data)	2015	2015	2014	2014	2014
Net Income	$4,469	$9,265	$18,522	$4,753	$9,726
Plus: Intangible amortization, net of tax(1)	798	868	356	89	178
Adjusted net income	$5,267	$10,133	$18,878	$4,842	$9,904
Average Tangible Equity
Average total shareholders’ equity	$246,594	$220,821	$186,375	$185,297	$183,297
Less: Average intangible assets, net	(58,203)	(33,220)	(8,477)	(8,586)	(8,641)
Average tangible equity	$188,391	$187,601	$177,898	$176,711	$174,656
Return on Average Tangible Equity (annualized)	11.21%	10.89%	10.61%	10.99%	11.44%

Net Interest Margin Tax Equivalent Adjustment
Net interest income	$22,723	$36,965	$54,853	$13,855	$27,382
Plus tax equivalent adjustment:(1)
Loans	363	685	1,157	278	552
Securities	736	1,470	2,880	718	1,447
Tax equivalent net interest income (1)	$23,822	$39,120	$58,890	$14,851	$29,381
Average interest earning assets	$2,355,949	$2,012,192	$1,669,130	$1,652,046	$1,654,439
Net Interest Margin	4.05%	3.92%	3.53%	3.61%	3.59%

Net Income	$4,469	$9,265	$18,522	$4,753	$9,726
Plus: Merger-related expenses	2,667	3,177	1,061	—	—
Net tax effect of above item(2)	(344)	(457)	(111)	—	—
Net income exclusive of merger-related expenses	$6,792	$11,985	$19,472	$4,753	$9,726
Diluted average number of shares	10,254,279	9,328,941	8,433,296	8,452,291	8,479,989
Return on Average Assets (annualized)	0.70%	0.86%	1.05%	1.09%	1.12%
Return on Average Equity (annualized)	7.27%	8.46%	9.94%	10.29%	10.70%
Earnings Per Common Share-Diluted	$0.42	$0.99	$2.19	$0.56	$1.14
Earnings Per Common Share-Diluted, exclusive of merger-related expenses	$0.66	$1.28	$2.31	$0.56	$1.14
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 35%
(2) Computed based on qualifying tax deductible expenses, assuming a federal income tax rate of 35%

	For the Three Months Ended June 30,	For the Six Months Ended June 30,	For the Year Ended December 31,	For the Three Months Ended June 30,	For the Six Months Ended June 30,
(dollars in thousands)	2015	2015	2014	2014	2014
Operating Expense
Total noninterest expense	$19,846	$31,025	$43,413	$10,639	$21,031
Less: Amortization of intangibles	(1,228)	(1,336)	(547)	(137)	(274)
Operating expense	$18,618	$29,689	$42,866	$10,502	$20,757
Operating Revenue
Tax equivalent net interest income (1)	$23,822	$39,120	$58,890	$14,851	$29,381
Plus: Noninterest income	5,087	9,095	15,313	3,556	7,773
Less: Gain on sale or call of available for sale securities	(456)	(1,101)	(1,227)	(191)	(974)
Loss on sale of premises and equipment	13	10	1	8	5
Operating revenue	$28,466	$47,124	$72,977	$18,224	$36,185
Efficiency Ratio	65.40%	62.88%	58.74%	57.63%	57.36%
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 35%

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of June 30, 2015	As of December 31, 2014
(dollars in thousands, except per share amounts)	(unaudited)
ASSETS
Cash and due from banks	$40,071	$23,028
Interest-bearing deposits in banks	6,231	381
Federal funds sold	302	—
Cash and cash equivalents	46,604	23,409
Investment securities:
Available for sale	429,868	474,942
Held to maturity (fair value of $97,075 as of June 30, 2015 and $51,253 as of December 31, 2014)	98,749	51,524
Loans held for sale	8,506	801
Loans	2,108,358	1,132,519
Allowance for loan losses	(17,167)	(16,363)
Net loans	2,091,191	1,116,156
Loan pool participations, net	—	19,332
Premises and equipment, net	71,266	37,770
Accrued interest receivable	12,421	10,898
Goodwill	52,183	—
Other intangible assets, net	29,452	8,259
Bank-owned life insurance	45,629	38,142
Other real estate owned	8,894	1,916
Deferred income taxes	1,029	3,078
Other assets	26,658	14,075
Total assets	$2,922,450	$1,800,302
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand	$528,005	$214,461
Interest-bearing checking	994,432	618,540
Savings	187,375	102,527
Certificates of deposit under $100,000	375,702	235,395
Certificates of deposit $100,000 and over	318,832	237,619
Total deposits	2,404,346	1,408,542
Federal funds purchased	24,700	17,408
Securities sold under agreements to repurchase	67,114	60,821
Federal Home Loan Bank borrowings	78,000	93,000
Junior subordinated notes issued to capital trusts	23,523	15,464
Long-term debt	25,000	—
Deferred compensation liability	5,112	3,393
Accrued interest payable	2,009	863
Other liabilities	14,680	8,080
Total liabilities	2,644,484	1,607,571
Shareholders' equity:
Preferred stock, no par value; authorized 500,000 shares; no shares issued and outstanding at June 30, 2015 and December 31, 2014	$—	$—
Common stock, $1.00 par value; authorized 15,000,000 shares at June 30, 2015 and December 31, 2014; issued 11,713,481 shares at June 30, 2015 and 8,690,398 shares at December 31, 2014; outstanding 11,405,931 shares at June 30, 2015 and 8,355,666 shares at December 31, 2014	11,713	8,690
Additional paid-in capital	157,899	80,537
Treasury stock at cost, 307,550 shares as of June 30, 2015 and 334,732 shares at December 31, 2014	(6,390)	(6,945)
Retained earnings	111,471	105,127
Accumulated other comprehensive income	3,273	5,322
Total shareholders' equity	277,966	192,731
Total liabilities and shareholders' equity	$2,922,450	$1,800,302

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (dollars in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Interest income:
Interest and fees on loans	$21,685	$12,005	$34,262	$23,945
Interest and discount on loan pool participations	178	532	798	812
Interest on bank deposits	15	5	16	9
Interest on investment securities:
Taxable securities	1,913	2,274	3,807	4,590
Tax-exempt securities	1,394	1,360	2,784	2,741
Total interest income	25,185	16,176	41,667	32,097
Interest expense:
Interest on deposits:
Interest-bearing checking	662	547	1,197	1,092
Savings	44	36	80	72
Certificates of deposit under $100,000	491	634	1,117	1,331
Certificates of deposit $100,000 and over	467	449	993	894
Total interest expense on deposits	1,664	1,666	3,387	3,389
Interest on federal funds purchased	2	5	14	6
Interest on securities sold under agreements to repurchase	43	29	73	59
Interest on Federal Home Loan Bank borrowings	353	545	752	1,107
Interest on other borrowings	6	7	10	13
Interest on junior subordinated notes issued to capital trusts	136	69	208	141
Interest on subordinated notes	162	—	162	—
Interest on long-term debt	96	—	96	—
Total interest expense	2,462	2,321	4,702	4,715
Net interest income	22,723	13,855	36,965	27,382
Provision for loan losses	901	300	1,501	750
Net interest income after provision for loan losses	21,822	13,555	35,464	26,632
Noninterest income:
Trust, investment, and insurance fees	1,633	1,430	3,214	2,948
Service charges and fees on deposit accounts	1,068	848	1,801	1,476
Mortgage origination and loan servicing fees	833	318	1,071	755
Other service charges, commissions and fees	785	552	1,388	1,171
Bank-owned life insurance income	325	225	620	454
Gain on sale or call of available for sale securities	456	191	1,011	974
Loss on sale of premises and equipment	(13)	(8)	(10)	(5)
Total noninterest income	5,087	3,556	9,095	7,773
Noninterest expense:
Salaries and employee benefits	9,994	6,060	16,863	12,194
Net occupancy and equipment expense	2,342	1,634	3,866	3,239
Professional fees	2,229	779	2,909	1,354
Data processing expense	668	391	1,100	815
FDIC insurance expense	388	240	627	483
Amortization of intangible assets	1,228	137	1,336	274
Other operating expense	2,997	1,398	4,324	2,672
Total noninterest expense	19,846	10,639	31,025	21,031
Income before income tax expense	7,063	6,472	13,534	13,374
Income tax expense	2,594	1,719	4,269	3,648
Net income	$4,469	$4,753	$9,265	$9,726

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION

	As of and for the Six Months Ended June 30, 2015	As of and for the Three Months Ended March 31, 2015	As of and for the Year Ended December 31, 2014	As of and for the Six Months Ended June 30, 2014
(unaudited, dollars in thousands, except per share amounts)
Per Share Data:
Book value per share	$24.37	$23.58	$23.07	$22.21
Tangible book value per share, net of associated deferred tax liability on intangibles	18.06	22.61	22.08	21.20
Financial Ratios:
Tangible equity/tangible assets (both net of associated deferred tax liability on intangibles)	7.23%	10.69%	10.29%	10.34%
Total shareholders’ equity/total assets	9.51	11.10	10.71	10.78
Total loans/total deposits	87.69	83.53	80.40	80.58
Total loans + loan pool participations/total deposits	87.69	84.98	81.93	82.33
Asset Quality:
Gross loans	$2,108,358	$1,176,327	$1,132,519	$1,085,921
Allowance for loan losses	17,167	16,526	16,363	16,432
Net charge-offs	697	437	1,016	497
Loans past due 30 - 89 days	7,799	3,682	3,862	5,615
Other real estate owned	8,894	1,652	1,916	1,820
Non-performing loans
Non-accrual loans	$3,717	$3,463	$3,255	$3,159
Restructured loans	7,546	8,084	8,918	8,571
Loans 90+ days past due and still accruing interest	1,250	1,037	848	624
Total non-performing loans	$12,513	$12,584	$13,021	$12,354

Gross loan pool participations	$—	$20,364	$21,466	$23,606
Allowance for loan pool participation losses	—	2,134	2,134	2,134

Net loan charge-offs/average loans - annualized	0.10%	0.15%	0.09%	0.09%
Nonperforming loans/total loans	0.59	1.07	1.15	1.14
Nonperforming loans + other real estate/total assets	0.73	0.80	0.83	0.82
Allowance for loan losses/total loans	0.81	1.40	1.44	1.51
Allowance for loan pool participation losses/total loan pool participations	—	10.48	9.94	9.04
Allowance for loan losses/nonperforming loans	137.19	131.33	125.67	133.01

	As of and for the Three Months Ended June 30,		As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
(unaudited, dollars in thousands, except per share amounts)	2015	2014	2015	2014	2014
Per Share Data:
Ending number of shares outstanding	11,405,931	8,396,191	11,405,931	8,396,191	8,355,666
Average number of shares outstanding	10,229,355	8,428,307	9,301,761	8,451,819	8,405,284
Diluted average number of shares	10,254,279	8,452,291	9,328,941	8,479,989	8,433,296
Earnings per common share - basic	$0.43	$0.56	$1.00	$1.15	$2.20
Earnings per common share - diluted	0.42	0.56	0.99	1.14	2.19
Dividends paid per common share	0.150	0.145	0.300	0.290	0.580
Performance Ratios:
Return on average assets - annualized	0.70%	1.09%	0.86%	1.12%	1.05%
Return on average shareholders’ equity - annualized	7.27	10.29	8.46	10.70	9.94
Return on average tangible equity - annualized	11.21	10.99	10.89	11.44	10.61
Net interest margin	4.05	3.61	3.92	3.59	3.53
Efficiency ratio*	65.40	57.63	62.88	57.36	58.74
Average Balances:
Total loans	$1,799,070	$1,083,978	$1,476,719	$1,083,227	$1,092,280
Total loan pool participations	19,496	24,812	20,231	25,931	24,321
Interest-earning assets	2,355,949	1,652,046	2,012,192	1,654,439	1,669,130
Total assets	2,559,052	1,741,354	2,164,844	1,744,221	1,760,776
Interest-bearing deposits	1,655,328	1,156,411	1,419,210	1,155,514	1,176,013
Interest-bearing liabilities	1,862,839	1,339,824	1,607,616	1,339,560	1,354,444
Total equity	246,594	185,297	220,821	183,297	186,375

* Noninterest expense minus amortization of intangibles, divided by the sum of tax-equivalent net interest income plus noninterest income minus gain/loss or impairment on securities and premises and equipment.